Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-272868 and 333-202002), Form S-3D (No. 333-34148) and Form S-3 (No. 333-261751) of First National Corporation of our report dated March 25, 2026, relating to the consolidated financial statements of First National Corporation, appearing in the Annual Report on Form 10-K of First National Corporation for the year ended  December 31, 2025.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 25, 2026